Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sabel
Media Relations
210.220.5416

FOR IMMEDIATE RELEASE
October 29, 2014

CULLEN/FROST REPORTS STRONG THIRD QUARTER RESULTS

•	Average loans increase 14.7 percent

•	Average deposits rise 16.9 percent

•	Asset quality continues to improve

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported strong third quarter 2014 results, including significant net income, loan and deposit growth.

Cullen/Frost’s net income available to common shareholders for the third quarter of 2014 rose to $75.6 million, a 29.4 percent increase over third quarter 2013 earnings of $58.4 million. On a per-share basis, net income was $1.19 per diluted common share, compared to $0.96 per diluted common share reported a year earlier. Returns on average assets and common equity were 1.13 percent and 11.32 percent respectively, compared to 1.01 percent and 10.07 percent for the same period a year earlier.

For the third quarter of 2014, net interest income on a tax-equivalent basis increased 16.5 percent to $208.6 million, compared to the $179.1 million reported for the same quarter of 2013. Average deposits for the quarter were $22.7 billion, an increase of $3.3 billion, or 16.9 percent, over the $19.5 billion reported for last year's third quarter. For the third quarter of 2014, average loans increased $1.4 billion, or 14.7 percent, to $10.6 billion, from the $9.3 billion reported for the third quarter a year earlier. The acquisition of WNB Bancshares, Inc. in May of 2014 added deposits of $1.6 billion and loans of $670.6 million and contributed to this growth.

“I am very pleased to report positive results across the board this quarter in an economy that's showing signs of improvement despite ongoing regulatory and rate challenges," said Cullen/Frost CEO Dick Evans. "We saw strong growth in loans, deposits and net-interest income, along with a solid increase in non-interest income, led by an 18.1 percent growth in trust and investment management fees.

“Average loans increased $1.4 billion, in spite of a highly competitive lending environment in all the Texas markets we serve,” Evans said. “This strong loan growth is the result of our focused calling effort and team-selling approach, which expanded our customer base during the recession, combined with our acquisition of WNB Bancshares. Our credit quality continues to improve, and net charge-offs during the quarter were only $364,000. Capital levels remain strong, and we have plenty of liquidity to fund loans.

“Since 2007, before the financial crisis began, year-to-date average deposits at Frost have risen $11.3 billion, a reflection of our efforts to build and extend relationships with customers who understand and appreciate our value proposition. The greater liquidity continues to pressure the net interest margin in this challenging rate environment.

“We are fortunate to operate in Texas, a business-friendly state with a diversified economy, no state income tax and abundant natural resources. Job growth consistently exceeds the national average, and Texas is regularly touted as a top state for business and good jobs. The dynamic markets we serve are among the strongest in the U.S.,” said Evans.

“Decisions made during the financial crisis of 2008 and actions taken in the years that followed spurred our strong performance this quarter. We have consistently paid a shareholder dividend and have increased the dividend annually for the past 20 years.

“Our success as a company would not be possible without our outstanding employees across Texas, who work together to bring the Frost culture to life every day, take care of customers and help our company grow and innovate.”

For the first nine months of 2014, net income available to common shareholders was $199.2 million compared to $170.6 million reported for the same period of 2013. Year-to-date earnings were $3.18 per diluted common share, compared to $2.81 per diluted common share for the same period in 2013. Returns on average assets and average equity for the first nine months of 2014 were 1.06 percent and 10.57 percent respectively, compared to 1.02 percent and 9.83 percent for the same period a year earlier.

Noted financial data for the third quarter of 2014 follows:

•
Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the third quarter of 2014 were 13.91 percent and 14.81 percent, respectively, and continue to be in excess of well-capitalized levels. The tangible common equity ratio was 7.51 percent at the end of the third quarter of 2014, compared to 7.81 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less preferred stock, goodwill and intangible assets divided by end-of-period total assets less goodwill and intangible assets.

•
Net-interest income on a taxable equivalent basis for the third quarter of 2014 totaled $208.6 million, an increase of 16.5 percent, compared to $179.1 million for the same period a year ago. Strong growth in deposits has helped to fund the increase in earning assets. The net interest margin was 3.39 percent for the third quarter of 2014, compared to 3.38 percent for the third quarter of 2013, and 3.48 percent for the second quarter of 2014.

•
Non-interest income for the third quarter of 2014 totaled $80.9 million, a 9.3 percent increase compared to $74.0 million reported for the third quarter of 2013. Trust and investment management fees were $26.8 million, up $4.1 million, or 18.1 percent, from the third quarter of 2013, with approximately $3.1 million of the increase related to investment fees. Investment management fees are generally assessed based on the market value of trust assets that are managed and held in custody. These investment management fees were favorably impacted by higher market values, new business and changes to the fee schedule. Trust and investment management fees also included $930,000 in higher Oil and Gas fees. Insurance commissions and fees were $11.3 million, up 9.4 percent or $977,000 compared to the $10.4 million reported the third quarter a year earlier. Most of this increase was due to commission income from commercial lines property and casualty, which was up $1.1 million and was impacted by new business. Other income rose $774,000 from last year’s third quarter and included increases in sundry income from various miscellaneous items, up $806,000.

•
Non-interest expense was $163.8 million for the quarter, up $12.0 million or 7.9 percent compared to the $151.8 million reported for the third quarter a year earlier. Total salaries rose $5.2 million, or 7.6 percent, to $73.8 million, and were impacted by an increase in the number of employees, including employees from the WNB acquisition, combined with normal annual merit and market increases. Net Occupancy expense rose $955,000 or 7.3 percent including higher lease expense and repairs and maintenance due in part to the additional facilities added in connection with the WNB acquisition in the second quarter of 2014. Furniture and Equipment was up $1.4 million, or 9.9 percent, due mainly to a $1.0 million increase in software maintenance. Other expense was $40.9 million, up 10.8 percent, or $4.0 million, from $36.9 million for the third quarter last year. Impacting this increase was a $2.1 million increase in sundry and other miscellaneous expenses and increases of $630,000 in check card expense and $557,000 in donations expense.

•
For the third quarter of 2014, the provision for loan losses was $390,000, compared to net charge-offs of $364,000. For the third quarter of 2013, the provision for loan losses was $5.1 million, compared to net charge-offs of $5.4 million. The allowance for loan losses as a percentage of total loans was 0.91% percent at September 30, 2014, compared to 1.00 percent at the end of the third quarter last year and 0.92 percent at the end of the second quarter of 2014. Non-performing assets were $63.0 million at the end of the third quarter, compared to $68.6 million last quarter-end and $98.1 million at last year’s third quarter.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 29, 2014, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, November 2, 2014 at 855-859-2056 with Conference ID # of 23552095. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the Web site, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $27.4 billion in assets at September 30, 2014. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2014			2013
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$177,978	$169,629	$160,335	$159,208	$155,353
Net interest income (1)	208,590	198,926	187,795	184,960	179,121
Provision for loan losses	390	4,924	6,600	5,899	5,108
Non-interest income:
Trust and investment management fees	26,807	26,748	25,411	24,237	22,692
Service charges on deposit accounts	20,819	20,462	19,974	20,602	20,742
Insurance commissions and fees	11,348	9,823	13,126	10,433	10,371
Interchange and debit card transaction fees	4,719	4,627	4,243	4,324	4,376
Other charges, commissions and fees	9,804	8,550	8,207	8,586	9,266
Net gain (loss) on securities transactions	33	2	—	1,179	(14)
Other	7,332	8,938	6,529	9,177	6,558
Total non-interest income	80,862	79,150	77,490	78,538	73,991

Non-interest expense:
Salaries and wages	73,756	70,473	70,217	72,201	68,524
Employee benefits	14,639	14,806	17,388	14,798	14,989
Net occupancy	14,049	13,733	12,953	12,750	13,094
Furniture and equipment	16,078	15,207	14,953	14,643	14,629
Deposit insurance	3,421	3,145	3,117	3,037	2,921
Intangible amortization	1,029	806	689	753	780
Other	40,856	45,800	38,624	36,333	36,886
Total non-interest expense	163,828	163,970	157,941	154,515	151,823
Income before income taxes	94,622	79,885	73,284	77,332	72,413
Income taxes	17,007	13,415	12,096	14,761	11,969
Net income	77,615	66,470	61,188	62,571	60,444
Preferred stock dividends	2,016	2,015	2,016	2,016	2,015
Net income available to common shareholders	$75,599	$64,455	$59,172	$60,555	$58,429

PER COMMON SHARE DATA
Earnings per common share - basic	$1.20	$1.03	$0.97	$1.00	$0.96
Earnings per common share - diluted	1.19	1.02	0.96	0.99	0.96
Cash dividends per common share	0.51	0.51	0.50	0.50	0.50
Book value per common share at end of quarter	42.40	41.72	39.76	39.13	38.63

OUTSTANDING COMMON SHARES
Period-end common shares	63,058	62,951	60,896	60,566	60,492
Weighted-average common shares - basic	62,939	61,551	60,701	60,461	60,340
Dilutive effect of stock compensation	934	916	886	846	866
Weighted-average common shares - diluted	63,873	62,467	61,587	61,307	61,206

SELECTED ANNUALIZED RATIOS
Return on average assets	1.13%	1.04%	1.00%	1.02%	1.01%
Return on average common equity	11.32	10.33	9.97	10.21	10.07
Net interest income to average earning assets (1)	3.39	3.48	3.42	3.39	3.38

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2014			2013
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$10,611	$10,080	$9,578	$9,348	$9,251
Earning assets	24,636	23,020	22,240	21,864	21,199
Total assets	26,592	24,829	24,007	23,623	22,926
Non-interest-bearing demand deposits	9,532	8,736	8,153	8,002	7,738
Interest-bearing deposits	13,216	12,481	12,358	12,099	11,722
Total deposits	22,748	21,217	20,511	20,101	19,460
Shareholders' equity	2,794	2,648	2,553	2,497	2,447

Period-End Balance:
Loans	$10,747	$10,679	$9,751	$9,516	$9,306
Earning assets	25,203	24,295	22,817	22,238	21,688
Goodwill and intangible assets	667	665	542	543	541
Total assets	27,371	26,523	24,685	24,313	23,530
Total deposits	23,491	22,517	21,066	20,689	19,979
Shareholders' equity	2,818	2,771	2,566	2,514	2,481
Adjusted shareholders' equity (1)	2,663	2,610	2,423	2,374	2,335

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$98,312	$98,286	$95,156	$92,438	$93,147
As a percentage of period-end loans	0.91%	0.92%	0.98%	0.97%	1.00%

Net charge-offs:	$364	$1,794	$3,882	$6,608	$5,361
Annualized as a percentage of average loans	0.01%	0.07%	0.16%	0.28%	0.23%

Non-performing assets:
Non-accrual loans	$57,100	$59,631	$49,503	$56,720	$79,081
Restructured loans	—	—	—	1,137	8,243
Foreclosed assets	5,866	8,935	11,788	11,916	10,748
Total	$62,966	$68,566	$61,291	$69,773	$98,072
As a percentage of:
Total loans and foreclosed assets	0.59%	0.64%	0.63%	0.73%	1.05%
Total assets	0.23%	0.26%	0.25	0.29	0.42

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.91%	13.84%	14.41%	14.39%	14.53%
Total Risk-Based Capital Ratio	14.81	14.76	15.38	15.52	15.68
Leverage Ratio	8.27	8.66	8.59	8.49	8.61
Equity to Assets Ratio (period-end)	10.30	10.45	10.39	10.34	10.54
Equity to Assets Ratio (average)	10.51	10.66	10.63	10.57	10.67

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2014	2013
CONDENSED INCOME STATEMENTS

Net interest income	$507,942	$461,347
Net interest income (1)	595,310	525,890
Provision for loan losses	11,914	14,683
Non-interest income:
Trust and investment management fees	78,966	67,138
Service charges on deposit accounts	61,255	60,830
Insurance commissions and fees	34,297	32,707
Interchange and debit card transaction fees	13,589	12,655
Other charges, commissions and fees	26,561	25,599
Net gain (loss) on securities transactions	35	(3)
Other	22,799	25,354
Total non-interest income	237,502	224,280

Non-interest expense:
Salaries and wages	214,446	201,491
Employee benefits	46,833	47,609
Net occupancy	40,735	37,718
Furniture and equipment	46,238	43,800
Deposit insurance	9,683	8,645
Intangible amortization	2,524	2,388
Other	125,280	115,744
Total non-interest expense	485,739	457,395
Income before income taxes	247,791	213,549
Income taxes	42,518	38,254
Net income	205,273	175,295
Preferred stock dividends	6,047	4,703
Net income available to common shareholders	$199,226	$170,592

PER COMMON SHARE DATA
Earnings per common share - basic	$3.20	$2.82
Earnings per common share - diluted	3.18	2.81
Cash dividends per common share	1.52	1.48
Book value per common share at end of quarter	42.40	38.63

OUTSTANDING COMMON SHARES
Period-end common shares	63,058	60,492
Weighted-average common shares - basic	61,739	60,313
Dilutive effect of stock compensation	914	724
Weighted-average common shares - diluted	62,653	61,037

SELECTED ANNUALIZED RATIOS
Return on average assets	1.06%	1.02%
Return on average common equity	10.57	9.83
Net interest income to average earning assets (1)	3.43	3.42

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2014	2013
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$10,093	$9,190
Earning assets	23,307	20,697
Total assets	25,151	22,459
Non-interest-bearing demand deposits	8,812	7,541
Interest-bearing deposits	12,688	11,446
Total deposits	21,500	18,987
Shareholders' equity	2,666	2,441

Period-End Balance:
Loans	$10,747	$9,306
Earning assets	25,203	21,688
Goodwill and intangible assets	667	541
Total assets	27,371	23,530
Total deposits	23,491	19,979
Shareholders' equity	2,818	2,481
Adjusted shareholders' equity (1)	2,663	2,335

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$98,312	$93,147
As a percentage of period-end loans	0.91%	1.00%

Net charge-offs:	$6,040	$25,989
Annualized as a percentage of average loans	0.08%	0.38%

Non-performing assets:
Non-accrual loans	$57,100	$79,081
Restructured loans	—	8,243
Foreclosed assets	5,866	10,748
Total	$62,966	$98,072
As a percentage of:
Total loans and foreclosed assets	0.59%	1.05%
Total assets	0.23	0.42

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.91%	14.53%
Total Risk-Based Capital Ratio	14.81	15.68
Leverage Ratio	8.27	8.61
Equity to Assets Ratio (period-end)	10.30	10.54
Equity to Assets Ratio (average)	10.60	10.87

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).